Final Execution Copy
PURCHASE AND EXCHANGE AGREEMENT
     This Purchase and Exchange Agreement (“Agreement”) is made and entered into to be effective as of this 14th day of May, 2009, by and between Grace Brothers, Ltd., an Illinois limited partnership (“Holder”), Bigstar International, LLC, an Illinois limited liability company (“Seller”), and Silverleaf Resorts, Inc., a Delaware corporation (“Company”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to such terms in the Indenture (as defined).
RECITALS
     A. Holder and Seller currently hold $14,011,000 in principal amount of the Company’s 8.0% Senior Subordinated Notes due 2010 (the “Old Notes”);
     B. The Holder desires to exchange $10,000,000 in principal amount of its Old Notes for an equal principal amount of the Company’s 10.0% Senior Subordinated Notes due 2012 (the “Exchange Notes”) on the terms and conditions set forth in this Agreement (the “Note Exchange”), and Seller desires to sell to the Company $3,500,000 in principal amount of its Old Notes for a purchase price equal to $3,500,000, plus accrued interest on its $3,500,000 in Old Notes through, and including, the date of Closing (the “Note Purchase”);
     C. The Company desires to issue to the Holder $10,000,000 in principal amount of Exchange Notes in exchange for $10,000,000 in principal amount of the Holder’s Old Notes and to purchase from Seller for cash $3,500,000 of the Seller’s Old Notes on the terms set forth herein;
     D. The Exchange Notes will be issued pursuant to an indenture (the “Indenture”), to be entered into by the Company and Wells Fargo Bank, National Association (the “Trustee”), substantially in the form of Exhibit A hereto; and
     E. Upon the Closing of the Note Exchange and Note Purchase, the Holder will continue to hold $511,000 in Old Notes (the “Retained Old Notes”).
     NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
Note Purchase and Note Exchange
     Section 1.1 Purchase and Exchange
     (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall purchase from the Seller, and the Seller agrees to sell to the Company $3,500,000 in aggregate principal amount of the Seller’s Old Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on such Old Notes to, and including, the Closing Date (the Purchase Price”); and
     (b) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), the Company shall issue to the Holder, and the Holder agrees to accept from the Company, $10,000,000 in aggregate principal amount of Exchange Notes, together with all accrued and unpaid interest paid in cash on the Old Notes to, but excluding, the Closing Date, in exchange for $10,000,000 aggregate principal amount of the Holder’s Old Notes.
     Section 1.2 Closing. The closing of the two transactions contemplated by this Agreement (collectively the “Closing”) is anticipated to take place sequentially in two stages beginning on the third business day after satisfaction of all the conditions to Closing set forth herein at the offices of the Company, 1221 River Bend Drive, Suite 120, Dallas, Texas 75247, or on such other date as the parties may agree in writing (the “First Closing Date”). On the First Closing Date, the Company shall pay to the Seller in cash the Purchase Price by wire transfer of immediately available funds to the financial institution that holds the Seller’s Old Notes, and the Seller shall transfer and deliver or cause to be delivered to the Company free of all liens all of Seller’s right, title and interest in and to $3,500,000 in Seller’s Old Notes that are the subject of the Note Purchase. The second stage of the Closing shall take place three (3) business days after the First Closing Date at the offices of the Company (the “Second Closing Date”). On the Second Closing Date, (a) the Holder shall transfer and deliver or cause to be delivered to the Company free of all liens all of Holder’s right, title and interest in and to $10,000,000 of Holder’s Old Notes that are the subject of the Note Exchange, and (b) the Company shall issue for the benefit of the Holder $10,000,000 in Exchange Notes, and pay to Holder in cash by wire transfer of immediately available funds an amount equal to the accrued and unpaid interest on the Holder’s Old Notes to, but excluding, the Second Closing Date. In the case of both the Note Purchase on the First Closing Date and the Note Exchange on the Second Closing Date, Holder and Seller will also deliver such documents of conveyance or transfer as may be necessary or reasonable to transfer to and confirm in the Company all right, title and interest in and to the Old Notes of Holder and Seller that are transferred to the Company in connection with the Note Purchase and the Note Exchange.
     Section 1.3 Conditions to Closing at the First Closing Date and the Second Closing Date. The obligations of the Seller and the Holder hereunder to consummate the transactions contemplated hereby are subject to the satisfaction, at or before the First

Closing Date of each of the following conditions, provided that these conditions are for the Seller’s and the Holder’s sole benefit and may be waived by the Seller and the Holder at any time in their sole discretion by providing the Company with prior written notice thereof:
     (a) The Company’s Board of Directors shall have approved the terms and conditions of this Agreement and the Company shall have executed and delivered this Agreement to Holder and Seller;
     (b) The Indenture shall have become effective with the Securities and Exchange Commission under the Trust Indenture Act of 1939;
     (c) The Company, all Guarantors, and the Trustee shall have executed and delivered the Indenture and the Subsidiary Guarantees;
     (d) The Company shall have executed and delivered the Exchange Notes in the aggregate principal amount of $10,000,000 in connection with the Note Exchange;
     (e) The Company and the Guarantors shall have delivered to the Seller, the Holder, and the Trustee a certificate of the Company and the Guarantors, dated effective as of the First Closing Date, executed by the secretary of the Company and the secretaries of each of the Guarantors certifying in such capacity and on behalf of the Company and the Guarantors (i) as to the incumbency and signature of the officer of the Company and the Guarantors who executed this Agreement, the Indenture, the Subsidiary Guarantees and the Exchange Notes; and (ii) as to the adoption of resolutions of the board of directors of the Company and the Guarantors which are in full force and effect on the Closing Date, authorizing (x) the execution and delivery of this Agreement, the Indenture, the Subsidiary Guarantees and the Exchange Notes; and (y) the performance of the obligations of the Company and the Guarantors hereunder and thereunder;
     (f) The Company shall have delivered to the Seller, the Holder, and the Trustee a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated the First Closing Date, to the effect that the representations, warranties, and covenants of the Company in this Agreement are true and correct on and as of the First Closing Date with the same effect as if made on the First Closing Date and that the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the First Closing Date;
     (g) The Company shall pay the Purchase Price to or for the benefit of the Seller in connection with the Note Purchase;
     (h) The Company shall have obtained a Committee on Uniform Securities Identification Procedures number (CUSIP number) for the Exchange Notes; and

     (i) The Company shall have delivered to the Holder and the Trustee the opinion of Meadows Collier Reed Cousins & Blau, LLP, dated as of the First Closing Date, in substantially the form of Exhibit B attached hereto.
     The obligation of the Company hereunder to consummate the transactions contemplated hereby on the First Closing Date is subject to the satisfaction, at or before the First Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Seller and the Holder with prior written notice thereof:
     (a) The Holder and the Seller shall have executed and delivered to the Company this Agreement;
     (b) The Seller shall have delivered, or caused to be delivered, to the Trustee via one-sided DWAC transmission the $3,500,000 in Old Notes being acquired by the Company from the Seller pursuant to the Note Purchase;
     (c) The Seller and the Holder shall have delivered to the Company a certificate to the effect that the representations, warranties, and covenants of the Seller and the Holder in this Agreement are true and correct on and as of the First Closing Date with the same effect as if made on the First Closing Date and that the Seller and the Holder have complied with all the agreements and satisfied all the conditions on their respective parts to be performed or satisfied at or prior to the First Closing Date; and
     (d) The Company shall have received a fairness opinion as required by Section 4.11 of the indenture for the Old Notes which shall be acceptable in form and substance to the Company’s Board of Directors.
     The obligation of the Company hereunder to consummate the transactions contemplated hereby at the Second Closing Date is subject to the satisfaction, at or before the Second Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Seller and the Holder with prior written notice thereof:
     (a) The Holder and the Seller shall have executed and delivered to the Company this Agreement;
     (b) The Seller shall have delivered, or caused to be delivered, to the Trustee via one-sided DWAC transmission the $10,000,000 in Old Notes being acquired by the Company from the Seller pursuant to the Note Exchange; and
     (c) The Seller and the Holder shall have delivered to the Company a certificate to the effect that the representations, warranties, and covenants of the Seller and the Holder in this Agreement are true and correct on and as of the Second Closing Date with the same effect as if made on the Second Closing Date and that the Seller and the Holder have complied with all the agreements and satisfied all the conditions on their respective parts to be performed or satisfied at or prior to the Second Closing Date.
     Section 1.4 The Global Note and The Exchange Notes. The Exchange Notes will be issued pursuant to the terms and conditions of the Indenture. The Company’s payment obligations under the Exchange Notes will be guaranteed by certain of the Company’s subsidiaries (collectively the “Guarantors”) who are named in the Indenture. The Exchange Notes will initially be issued in the form of one global note (the “Global Note”). The Global Note will be deposited by the Trustee on the date of the Closing with The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., as nominee of the Depository (the “Global Noteholder”). The Depository is a limited-purpose trust company that holds securities for participating financial institutions (collectively “Depository Participants”) and to facilitate the clearance and settlement of transactions in uncertificated securities between Depository Participants through book-entry changes in accounts maintained by the Depository for Depository Participants. Upon receipt of the Global Note, the Depository will credit the account of the Depository Participant acting as agent for the Holder with the Holder’s beneficially owned portion of the principal amount of the Global Note. The Note Exchange will occur on the Second Closing Date via DWAC delivery. Thereafter, ownership of the Exchange Notes evidenced by the Global Note will be shown on, and the transfer of beneficial ownership thereof will be effective only through, records maintained by the Depository. Under the terms of the Global Note and the Indenture, the Company is responsible for making all payments of principal and interest to the Trustee. Payments in respect of the principal and interest on the Exchange Notes on all applicable record dates will then be payable by the Trustee to the Global Note Holder in its capacity as the registered holder under the Indenture. However neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Exchange Notes, such as the Holder. It is the responsibility of the Depository to immediately credit the accounts of the relevant Depository Participants (including the Depository Participant acting as agent for the Holder) with all payments of principal and interest remitted to the Depository by the Trustee.
     Section 1.5 Principal and Interest Payments on Exchange Notes. Under the terms and conditions of the Indenture and the Global Note, the Holder will receive payments of accrued interest on the Exchange Notes on October 1, 2009 and April 1, 2010. On July 1, 2010, the Holder will begin receiving equal quarterly payments of accrued interest and principal in accordance with the Amortization Schedule attached to and made a part of the Global Note. Under the terms of the Exchange Notes, these quarterly payments of principal and interest will commence on July 1, 2010, and will continue on each October 1, January 1, April 1, and July 1 thereafter until the Exchange Notes are paid in full.
     Section 1.6 Retained Old Notes; Cancellation of Old Notes Acquired in Note Exchange and Note Purchase. After the Closing, the Holder will continue to hold the Retained Old Notes. Immediately following the closing of each of the Note Purchase and the Note Exchange, the Old Notes acquired by the Company under each of these transactions will be accepted and cancelled by the Trustee acting on instructions from the Company.
ARTICLE II
Representations, Warranties and Covenants of the Holder and the Seller
     The Holder and the Seller hereby make the following representations, warranties, and covenants each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby.
     Section 2.1 Existence and Power.
     (a) Each of the Holder and the Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
     (b) The execution of this Agreement by the Holder and the Seller and the consummation by the Holder and the Seller of the transactions contemplated hereby do not and will not constitute or result in a breach, violation, conflict or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which either the Holder or the Seller is a party, whether written or oral, express or implied, or result in any violation of any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body which is binding upon the Holder or the Seller or cause the acceleration or termination of any obligation or right of the Holder or the Seller, except for breaches, conflicts, defaults, or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder or the Seller to perform its obligations hereunder.
     Section 2.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Holder and the Seller and constitutes a legal, valid and binding obligation of each of the Holder or the Seller, enforceable against the Holder and the Seller in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.
     Section 2.3 Title to Old Notes. The Holder is the sole legal and beneficial owner of and has good and valid title to the Old Notes being exchanged by such Holder hereby. The Holder will transfer at Closing the Old Notes that are the subject of the Note Exchange free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto; and as of the Closing of the Note Exchange, the Old Notes being exchanged by the Holder will not, in whole or in part, be subject to any (i) assignment, transfer, hypothecation, pledge or other similar lien or encumbrance, or (ii) transfer order, power of attorney or other authority of any nature whatsoever with respect to such Old Notes. The Seller is the sole legal and beneficial owner of and has good and valid title to the Old Notes being sold by the Seller hereby. The Seller will transfer at Closing the Old Notes that are the subject of the Note Purchase free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto; and as of the Closing of the Note Purchase, the Old Notes being sold by the Seller will not, in whole or in part, be subject to any (i) assignment, transfer, hypothecation, pledge or similar lien or encumbrance, or (ii) any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Old Notes.
     Section 2.4 Investment Decision. The Holder is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and was not organized for the purpose of acquiring the Exchange Notes. The Holder (or its authorized representative) is familiar with the Company’s objectives and business plan, has had the opportunity to review the Company’s filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, the Company’s Annual Report for 2008 on Form 10-K filed on March 10, 2009, and the Company’s Definitive Proxy Statement filed on April 3, 2009 (all of such filings with the SEC being referred to, collectively, as the “SEC Documents”). The Holder has reviewed copies of the Indenture, including copies of the Indenture for the Exchange Notes marked to show the differences between such documents and the indenture for the Old Notes, and has had an opportunity to ask questions of the Company and to obtain from representatives of the Company such information as is necessary to determine the changes reflected in each such document, including the changes to the terms of the Exchange Notes compared with the Old Notes. The Holder has had an opportunity to ask questions of the Company and its representative and to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company and has independently, without reliance upon any representatives of the Company and based on such information as the Holder deemed appropriate, made its own analysis and decision to enter into this Agreement. The Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the accounting, tax, financial and legal risks involved in the exchange of the Old Notes pursuant hereto and to make an informed investment decision with respect to such exchange. The Holder acknowledges that the Company is relying on the truth and accuracy of the foregoing representations and warranties in the offering of the Exchange Notes to the Holder.
     Section 2.5 Purchase Entirely for Own Account. The Holder is acquiring the Exchange Notes for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however that by making the representations herein, the Holder does not agree to hold any of such Exchange Notes for any minimum or other specific term and reserves the right to dispose of such Exchange Notes at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and pursuant to the applicable terms of this Agreement. The Holder is acquiring the Exchange Notes to be issued to the Holder hereunder in the ordinary course of its business. The Holder does not presently have any understanding, directly or indirectly, with any person to distribute any of the Exchange Notes to be issued to the Holder hereunder.
     Section 2.6 Character of Exchange Notes. The Holder understands each of the following statements in this Section 2.6. The Exchange Notes have not been registered under the Securities Act, and are being issued hereunder in reliance upon a specific exemption from the registration provisions of the Securities Act afforded by Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. The Exchange Notes are also being issued pursuant to Section 18(b)(4)(C) of the Securities Act, which affords an exemption from the registration and qualification requirements of applicable state securities laws. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. To the extent that the Old Notes are unrestricted securities, the Exchange Notes will be unrestricted securities; however, because the Holder is an “affiliate” of the Company (as such term is defined in Rule 144 of the Securities Act), the Holder will only be able to resell the Exchange Notes subject to the requirements of Rule 144, absent registration or the availability of another exemption.
     Section 2.7 No Public Market. The Holder understands that no established public market now exists for the Exchange Notes, and that the Company has made no representation or assurance that an established public market will ever exist for the Exchange Notes.
     Section 2.8 Legends. The Holder understands that the Exchange Notes will bear one or more of the legends required by the Indenture.
     Section 2.9 Affiliate Status. The Holder is, and has been during the preceding three months, an “affiliate” of the Company as such term is defined in Rule 144 under the Securities Act.
ARTICLE III
Representations, Warranties and Covenants of the Company
     The Company hereby makes the following representations, warranties, and covenants each of which is true and correct on the date hereof and shall survive the date of the Closing and the transactions contemplated hereby.
     Section 3.1 Existence and Power.
     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the power, authority and capacity to execute and deliver this Agreement, to perform the Company’s obligations hereunder, and to consummate the transactions contemplated hereby.
     (b) The execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company other than as contemplated herein, and (ii) does not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or with the Company’s Articles of Incorporation or by-laws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company or any other party thereto.
     Section 3.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.
     Section 3.3 Capitalization. At the Closing, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share. As of the close of business on May 5, 2009, there were 38,146,943 shares of Common Stock issued and outstanding and there were no shares of Preferred Stock issued and outstanding. All issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities and all applicable pre-emptive, participation, rights of first refusal and other similar rights.
     Section 3.4 Valid Issuance of the Exchange Notes. The Exchange Notes, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and the Indenture, will constitute legal and binding obligations of the Company, be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Holder, and enforceable against the Company in accordance with their terms, except that such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity. The Company has no contract, arrangement, or understanding relating to, and will not directly or indirectly pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Note

Exchange. In addition, none of the Company’s financial advisors, nor any broker, dealer, salesperson, agent, or any other person is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Note Exchange.
     Section 3.5 Financial Statements. Except as qualified in the SEC Documents, the audited and unaudited financial statements and schedules included in the SEC Documents, present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods specified; except as qualified in the SEC Documents, such financial statements and schedules have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved.
     Section 3.6 Legal Proceedings. No legal or governmental proceedings or investigations are pending or, to the knowledge of the Company, threatened to which the Company is a party or to which the property of the Company or any of its subsidiaries is subject that are not described in the SEC Documents, except for such proceedings or investigations which would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” shall mean when used in respect of any matter relating to the Company a material adverse effect on the business, condition (financial or otherwise), properties or results of operations of the Company and its subsidiaries, considered as one enterprise, or would materially adversely affect the ability of the Company to perform its obligations under this Agreement, the Indenture, and the Exchange Notes.
     Section 3.7 Compliance with Laws; Permits. The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to have such certificates, authorizations and permits would not reasonably be expected to have a Material Adverse Effect, and none of the Company and its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which would reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect. The Company and its subsidiaries are and have been in compliance with all applicable laws, statutes, ordinances, rules, regulations, orders, judgments, decisions, decrees, standards, and requirements relating to their respective businesses, except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect.
     Section 3.8 No Material Adverse Effect. Since the respective dates as of which information is given in the SEC Documents, there has not been any event or occurrence having a Material Adverse Effect on the Company or its subsidiaries, except as reflected or disclosed in a subsequent SEC Document.

ARTICLE IV
Miscellaneous Provisions
     Section 4.1 Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid) to such address as is set forth on the signature page of this Agreement, or to such other address as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.
     Section 4.2 Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Note Exchange and the Note Purchase embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.
     Section 4.3 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.
     Section 4.4 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.
     Section 4.5 Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.
     Section 4.6 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Texas, without reference to its choice of law rules.
     Section 4.7 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

     Section 4.8 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.
     Section 4.9 Word Meanings. The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.
     Section 4.10 No Broker. Neither party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement other than such fees and expenses for which it shall be solely responsible.
     Section 4.11 Further Assurances. The Holder, the Seller, and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.
     Section 4.12 Costs and Expenses. The Holder, the Seller, and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.
     Section 4.13 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 4.14 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
     Section 4.15 Termination. If all of the conditions to Closing set out in Section 1.3 of this Agreement have not been met and if either the Note Purchase or the Note Exchange have not closed within thirty (30) days following the effective date of this

Agreement, either the Holder, the Seller, or the Company may elect to terminate this Agreement as to any transaction that has not yet closed.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

HOLDER:

GRACE BROTHERS, LTD.
Address:

1560 Sherman Avenue, Suite 900		By:	/s/ Bradford Whitmore

Evanston, Illinois 60201		Name:	Bradford Whitmore

Attn:	Bradford T. Whitmore,	Title:	General Partner

	General Partner	Date of Execution:	5/6/2009

SELLER:

BIGSTAR INTERNATIONAL, LLC
Address:

1560 Sherman Avenue, Suite 900		By:	/s/ Bradford Whitmore

Evanston, Illinois 60201		Name:	Bradford Whitmore

Attn:	Bradford T. Whitmore,	Title:	President, Bun Partners, Inc., its Manager

		Date of Execution:	5/6/2009

COMPANY:

SILVERLEAF RESORTS, INC.
Address:

1221 River Bend Drive, Suite 120		By:	/s/ Robert E. Mead

Dallas, Texas 75247		Name:	Robert E. Mead

Attn:	Robert E. Mead,	Title:	Chairman, CEO & President

	Chairman and Chief Executive Officer	Date of Execution:	5/14/2009

[Exhibits A and B Omitted]